EXHIBIT 11.01

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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
                                                                  Three              Three                Six               Six
                                                                  months              months             months            months
                                                                  ended               ended              ended             ended
                                                                 JUNE 30,            JUNE 30,           JUNE 30,          JUNE 30,
                                                                   1996               1995                1996              1995
                                                               -----------        -----------        -----------        -----------
Weighted average shares and common
   equivalent shares outstanding .......................         5,380,000               --            5,380,000               --

Adjustment to give effect to shares issued
    to a key employee to March 31, 1995
   as outstanding since January 18,1995,
   treasury stock method ...............................              --            4,000,000               --            4,000,000

Adjustment to give effect to shares sold
   pursuant to a private placement
   subsequent to March 31, 1995 as
   outstanding since January 18, 1995,
   using treasury stock method .........................              --              416,667               --              416,667

Adjustment to give effect to shares issued
   in connection with the bridge loans
   as outstanding since January 18, 1995,
   using treasury stock method .........................              --                8,750               --                8,750

Adjustment to effect to the shares optioned
   to key employees, directors and
   consultants prior to the initial public
   offering as outstanding since January 18,
   1995, using the treasury  stock method ..............              --              823,692               --              823,692
                                                               -----------        -----------        -----------        -----------


Total ..................................................         5,380,000          5,249,109          5,380,000          5,249,109
                                                               ===========        ===========        ===========        ===========

Net Loss ...............................................       $(1,364,614)       $   (74,444)       $(2,510,801)       $  (103,526)
                                                               ===========        ===========        ===========        ===========

Per-share amount .......................................       $     (0.25)       $     (0.01)       $     (0.47)       $     (0.02)
                                                               ===========        ===========        ===========        ===========
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